Exhibit 10.1
AGREEMENT
TO:        Glenn A. Culpepper              8/22/14
RE:        Employment Termination

Your employment with the Company has terminated “Without Cause” as defined by the Company’s Executive Separation Policy (“Separation Policy”). To ensure that your separation from the Company occurs on mutually acceptable terms, the Company is prepared to make certain promises to you in exchange for certain promises you will make to the Company. By signing this Agreement no earlier than your Termination Date, you will be accepting the Company’s offer and entering into a legally binding agreement on the terms stated below.
Termination Date
Your employment terminated effective August 22, 2014 (“Termination Date”).
Earned Compensation: Whether or not you choose to sign this Agreement, the Company will pay to you within 10 days after your Termination Date any unpaid compensation you have earned through your Termination Date, including your accrued but unused vacation days.
401(k) Plan: Your vested accounts under the Company’s 401(k) plan will be paid in accordance with the terms of such plan.
Deferred Compensation Plans: Your vested accounts under the Company’s Deferred Compensation Plan(s), including the 2013 and 2014 employer contributions, will be paid in accordance with the terms of such plan(s) and your respective elections.
Indemnification:  Any indemnification of you under the Company’s Articles of Incorporation and Bylaws, as well as under any applicable insurance policies governing directors’ and officer’s liability or fidelity coverage, will continue to the same extent and with payments on the same basis as apply under such Articles of Incorporation, Bylaws and insurance policies.
Severance Benefits
In accordance with the Separation Policy, the Company will provide the following pay and benefits if you choose to sign and do not revoke this Agreement:
Severance Payment: The Company will pay you the gross amount of $1,000,000 which is equal to two years of your current base salary of $500,000. This amount will be paid in equal bi-weekly installments over a twenty four (24) month period beginning on the bi-weekly payroll date following the sixtieth (60th) day after your Termination Date (“Severance Payment”). Appropriate taxes and deductions will be taken for each payment. Each such periodic payment is designated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code.

Additional Severance Payment: The Company will pay you the following gross amounts on the dates indicated:

1.	A cash payment of $195,000, to be made on the bi-weekly payroll date following the sixtieth (60th) day after your Termination Date;

2.	A cash payment of $100,000, to be made on or within fifteen (15) days after February 8, 2016; and

3.	A cash payment of $105,000, to be made on or within fifteen (15) days after February 8, 2017 (collectively, the “Additional Severance Payment”).

Each such periodic payment is designated as a “separate payment” for purposes of Section 409A of the Internal Revenue Code. Appropriate taxes and deductions will be taken for each payment.
Executive Incentive Plan: The Company will pay you a prorated 2014 annual bonus under the Executive Incentive Plan (“EIP”) in accordance with the EIP and the Separation Policy (“Annual Bonus Payment”). Such amount, if any, will be paid at the same time as bonuses are paid to current similarly situated employees of the Company and appropriate taxes and deductions will be made.
Medical Benefits: If you and/or your spouse and dependents are enrolled in the Company’s medical, dental and/or vision plan as of your Termination Date, you and/or your spouse and dependents shall continue to participate in those plans (whichever applicable), at the same cost applicable to active employees, until the earliest of: (a) the date you become eligible for any comparable medical, dental, or vision coverage provided by another employer, (b) the date you become eligible for Medicare or any similar government-sponsored or provided health care program, or (c) the second anniversary of your Termination Date (“Continuation of Benefits”) provided that: (i) the benefits provided during your taxable year may not affect the benefits provided to you in any other taxable year; (ii) reimbursement of any eligible expenses must be made on or before the last day of your taxable year following the taxable year in which the expense was incurred, and (iii) the right to such continued coverage is not subject to liquidation or exchange for another benefit.
The Company and employee portions of the premiums will be the same as for active employees. Your share of the premiums will be deducted from your Severance Payment. Following the conclusion of your Continuation of Benefits, you will have the right to continue your group medical and dental insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). At that time, you will receive information in the mail that will include further details and COBRA election forms. If you choose not to sign this Agreement, your benefits will be canceled retroactively to midnight on your Termination Date.
We will not be able to continue any other group insurance coverage, such as long-term disability or accident coverage beyond your Termination Date, because these plans require status as an active full-time employee.
Equity Awards: Any stock options or other equity awards granted to you that remain outstanding immediately prior to your Termination Date will continue to vest and be exercisable as if you were employed during the one-year period following your Termination Date (“Continued Vesting”). You should carefully review all of your award agreements to determine the conditions under which you may exercise your options.

Outplacement Services: You will be eligible to receive outplacement services at the Company’s expense from Right Management for one year following your Termination Date (“Outplacement Services”).

The Severance Payment, Annual Bonus Payment, Continued Vesting, the Continuation of Medical Benefits, Additional Severance Payment, and Outplacement Services together constitute the benefits (“Severance Benefits”) to which you will become entitled only if you enter into this Agreement. The Severance Benefits provided by this Agreement will be instead of any payments or benefits to which you may be entitled under the terms of any plan or program of the Company in effect on the Termination Date but do not limit your rights regarding your earned compensation, the 401(k) plan, the Deferred Compensation Plans, or Indemnification as described above.
To enter into this Agreement, you must sign and return this complete Agreement in the form in which it has been provided to you. You must return this signed Agreement to Catharine Ellingsen, 18500 North Allied Way, Phoenix, AZ 85054 which, if mailed, must be postmarked on or before October 1, 2014 (“Due Date”). For your own protection, you should mail this Agreement by certified mail with a return receipt requested. If the complete signed Agreement is received in an envelope postmarked after the Due Date, it shall be considered invalid, it shall not be binding upon the parties, and it shall not entitle you to receive the Severance Benefits.
Whether or not you choose to sign this Agreement, if the Company mistakenly sends you the Severance Payment or any other payment to which you are not entitled, you must immediately reimburse the Company in the full amount of those payments.
Release of Claims Against The Company
Release: In exchange for the Severance Benefits, you knowingly and willingly release the Company from any kind of claim you have arising out of or related to your employment and/or the termination of your employment with the Company.
This general and complete release applies to all claims for relief, whether you know about them or not, that you may have against the Company as of the date of execution of this Agreement. This release of claims includes, but is not limited to any claims under: federal, state or local employment, labor, civil rights, equal pay, or anti-discrimination laws, statutes, case law, regulations, and ordinances; federal or state Constitutions; any public policy, contract, tort or common law theory; and any statutory or common law principle allowing for the recovery of fees or other expenses, including attorneys’ fees. The claims that you are releasing include, but are not limited to, claims under: the Age Discrimination in Employment Act, as amended; the Family Medical Leave Act; Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991, as amended; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended; the Americans with Disabilities Act of 1990, as amended.

This release does not apply to any claims that cannot be released as a matter of law, such as those that: (1) arise after the date you sign this Agreement; or (2) are for ERISA plan benefits. This release also does not apply to any claims that may be asserted in an administrative charge filed with the a government or regulatory enforcement agency, including the Equal Employment Opportunity Commission (EEOC) or comparable state or local agencies, although you do release any right to monetary recovery, reinstatement right, or other legal or equitable relief in connection with such a charge.
Confidentiality, Nondisclosure, Non-Disparagement, Cooperation/Assistance, and Liquidated Damages
Confidentiality: You agree not to initiate or participate in any discussion or communication concerning or relating to this Agreement or any of its terms, except as noted below. You understand that you may discuss the terms of this Agreement with your immediate family, tax advisors or attorneys, provided that the family members agree to maintain the confidentiality of this Agreement and the tax advisors or attorneys: (i) have a need to know, and (ii) agree to maintain the confidentiality of the information disclosed. Nothing in this Agreement prohibits you from providing information to the EEOC, the Occupational Health and Safety Administration, the National Labor Relations Board, any other regulatory or law enforcement agency or from testifying under the power of a subpoena issued from a court of competent jurisdiction. Unless prohibited from doing so by law or court order, in the event you receive a subpoena to testify or are interviewed by any governmental authority, you shall promptly advise the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2700, or fax 480-627-2351) of any such subpoena or interview, the name of the governmental authority serving the subpoena or conducting the interview, and the content of the subpoena and interview.
Nondisclosure: You agree to maintain the confidentiality of and not disclose any Company privileged or confidential information, to notify the Company promptly of any requests of you for information pertaining or relating to the Company prior to disclosing any such information, and to permit a Company representative to be present during any communication of such information. You also agree that all Company documents, records, and files (including, but not limited to books, videotapes, tape recordings, computer disks, CDs and other electronic forms of information) relating in any manner whatsoever to the Company's business, including, but not limited to, that which is owned by the Company or used by it in connection with the conduct of its business, whether prepared by you or otherwise coming into your possession, must be returned immediately to the Company before you are eligible to receive or to continue receiving the Severance Benefits under this Agreement. The foregoing shall not relate to documents and communications with the Company regarding your status as an employee. Your failure to return any such materials (and any copies thereof) shall be a material breach of this Agreement.
Non-Disparagement: You agree that, except as permitted or required by applicable law, you will not directly or indirectly: (a) disparage or say or write negative things about the Company; (b) initiate or participate in any discussion or communication that reflects negatively on the Company; or (c) engage in any other activity that the Company considers detrimental to its interests. Likewise, the Company agrees that, except as permitted or required by applicable law, the Company’s named executive officers will not directly or indirectly: (a) disparage or say or write negative things about you; or (b) initiate or participate in any discussion or communication that reflects negatively on you. A disparaging or negative statement is any communication, oral or written, which would tend to cause the recipient of the communication to question the business condition, integrity, competence, fairness, or good character of the person or entity to whom the communication relates.
Cooperation and Assistance: You agree to assist and cooperate with the Company concerning business or legal related matters about which you may possess relevant knowledge or information or have been involved with. Such cooperation shall only be provided at the Company's specific reasonable request and will include, but not be limited to, assisting or advising the Company with respect to any business-related matters or any actual or threatened legal action (including testifying in depositions, hearings, and/or trials) about which you possess relevant knowledge or information. The Company agrees to reimburse reasonable expenses incurred by you in connection with your cooperation under this provision provided that your request for reimbursement is made in a timely manner and that you submit proper documentation to the Company if requested. In addition, you agree to promptly inform the Company (by telephonic or written communication to Republic Services, Inc., Legal Department, 18500 N. Allied Way, Phoenix, AZ 85054, phone number 480-627-2700, or fax 480-627-2351) if any person or entity contacts you in an effort to obtain information about the Company.

Liquidated Damages: You understand that if you fail to keep any of the promises described in this and the preceding four paragraphs, it will be very difficult for the Company to quantify the adverse effect of your actions. Accordingly, if you fail to keep any of the promises described in this and the preceding four paragraphs, you agree to pay the Company $250,000 as appropriate liquidated damages for each failure to keep any of those promises. The total amount of your liability to the Company under this section, however, shall not exceed the sum of the Continued Base Salary and Annual Bonus Payment. You also understand that even if you pay the Company the liquidated damages amount, the Company can and will continue to enforce all of the provisions of this Agreement.
Non-Competition, Non-Solicitation and Confidentiality Agreement
You agree to remain bound by the terms of your Non-Competition, Non-Solicitation and Confidentiality Agreement.
Severability; Entire Agreement; No Oral Modifications; No Waivers
If a court of competent jurisdiction determines that any of the provisions of this Agreement are invalid or legally unenforceable, you and the Company expressly authorize the court to modify or strike the provision and impose the broadest restrictions permissible under the law, without affecting any other provision of this Agreement. This Agreement is a single integrated contract expressing our entire understanding regarding the subjects it addresses. As such, it supersedes all oral and written agreements and discussions that occurred before the time you sign it. This Agreement may be amended or modified only by an agreement in writing signed by an executive officer of the

Company. The failure by the Company to declare a breach, or to otherwise assert its rights under this Agreement, shall not be construed as a waiver of any of its rights under this Agreement.
Jurisdiction and Venue
The parties agree that the laws of Arizona will govern the interpretation, validity and effect of this Agreement. Additionally, the parties agree that the courts situated in Maricopa County, Arizona will have personal jurisdiction over you and the Company to hear all disputes arising under, or related to, this Agreement. The parties also agree that venue will be proper only in a court or arbitral forum in Maricopa County, Arizona.
Acknowledgements and Certifications
You acknowledge and certify that:

•	you have read and you understand all of the terms of this Agreement and are not relying on any representation or statement, written or oral, not set forth in this Agreement;

•	you are signing this Agreement knowingly and voluntarily;

•	the Severance Benefits you are receiving under this Agreement are benefits to which you would not otherwise be entitled if you did not sign this Agreement;

•	you have been advised to consult with an attorney before signing this Agreement;

•
you have the right to consider the terms of this Agreement for 21 days; however, you do not have to take all 21 days to consider it, and if you take fewer than 21 days to review this Agreement and Release, you expressly waive any and all rights to consider this Agreement for the balance of the 21-day review period;

•
the section of this Agreement titled “Release of Claims Against the Company” includes a release of any claim you might have under the Age Discrimination in Employment Act (ADEA Claims). For seven days after signing this Agreement, you have the right to revoke your release of ADEA Claims. To revoke your release of any ADEA Claims, you must inform the Company of your revocation within seven days of having signed this Agreement. You should fax your written revocation to the Company at 480-627-2351. You should understand that revoking your release of ADEA Claims does not revoke your release of other claims that you have released in this Agreement, nor does it affect the validity or remainder of this Agreement in any way. If you exercise your right to revoke the release of ADEA Claims during the seven-day revocation period, you will be entitled to receive only $10,000 of the Severance Benefits; and

•
you and the Company agree that any changes that have been made to this Agreement from the version originally presented to you do not extend the 21-day period you have been given to consider this Agreement, whether those changes are deemed material or non-material.

IF YOU AND THE COMPANY SIGN THIS DOCUMENT BELOW, IT BECOMES A LEGALLY ENFORCEABLE AGREEMENT.

September 26, 2014	/s/ Glenn A. Culpepper
Date	Glenn A. Culpepper

October 7, 2014	/s/ Michael Rissman
Date	Republic Services, Inc.

By: Michael Rissman

Title: Executive Vice President - General Counsel